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                                                                  Exhibit 23.2

                        CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Centennial Technologies, Inc. on Form S-8 relating to the 1994 Formula Stock Option Plan of our report dated May 15, 1998, on our audits of the consolidated financial statements and the financial statements schedule of Centennial Technologies, Inc., as of March 31, 1998 and 1997, and for the twelve months ended March 31, 1998, the nine months ended March 31, 1997 and the twelve months ended June 30, 1996, which reports are included in the Centennial Technologies, Inc. Annual Report on Form 10-K.

                                          /s/ PricewaterhouseCoopers LLP




Boston Massachusetts
March 31, 1999